                                EXHIBIT 3.105.1


                           ARTICLES OF INCORPORATION

                                       OF

                  PAXSON COMMUNICATIONS OF CHARLESTON-29, INC.


     The undersigned, acting as incorporator of PAXSON COMMUNICATIONS OF CHARLESTON-29, INC., under the Florida Business Corporation Act, adopts the following Articles of Incorporation.


                                ARTICLE I.  NAME

     The name of the corporation is:

                  PAXSON COMMUNICATIONS OF CHARLESTON-29, INC.


                              ARTICLE II.  ADDRESS

     The mailing address of the corporation is:

     601 Clearwater Park Road
     West Palm Beach, Florida 33401


                    ARTICLE III.  COMMENCEMENT OF EXISTENCE

     The existence of the corporation will commence at 8:00 A.M. on the date of filing of these Articles of Incorporation.


                              ARTICLE IV.  PURPOSE

     The corporation is organized to engage in any activity or business permitted under the laws of the United States and Florida.


                         ARTICLE V.  AUTHORIZED SHARES

     The maximum number of shares that the corporation is authorized to have outstanding at any time is 10,000 shares of common stock having a par value of $.01 per share.

                ARTICLE VI.  INITIAL REGISTERED OFFICE AND AGENT

     The street address of the initial registered office of the corporation is 601 Clearwater Park Road, West Palm Beach, Florida 33401 and the name of the corporation's initial registered agent at that address is William L. Watson, Esq.


                    ARTICLE VII.  INITIAL BOARD OF DIRECTORS

     The corporation shall have one director initially. The number of directors may be either increased or diminished from time to time, as provided in the bylaws, but shall never be less than one. The name and street address of the initial director is:


             Name              Address
             Lowell W. Paxson       601 Clearwater Park Road
                                    West Palm Beach, Florida 33401



                          ARTICLE VIII.  INCORPORATOR

     The name and street address of the incorporator is:


               Name                           Address
               William L. Watson, Esq.  601 Clearwater Park Road
                                        West Palm Beach, FL 33401


     The incorporator of the corporation assigns to this corporation his rights under Section 607.0201, Florida Statutes, to constitute a corporation, and he assigns to those persons designated by the board of directors any rights he may have as incorporator to acquire any of the capital stock of this corporation, this assignment becoming effective on the date corporate existence begins.


                              ARTICLE IX.  BYLAWS

     The power to adopt, alter, amend, or repeal bylaws shall be vested in the board of directors and the shareholders, except that the board of directors may not amend or repeal any bylaw adopted by the shareholders if the shareholders specifically provide that the bylaw is not subject to amendment or repeal by the directors.